Issuer Free Writing Prospectus dated June 29, 2020
Filed pursuant to Rule 433 under the Securities Act of 1933
Relating to the Preliminary Prospectus dated June 29, 2020
Registration Statement No. 333-238548



Overview

June 2020

gevo

FORWARD LOOKING STATEMENTS

Any statements in this presentation about our future expectations, plans, outlook and prospects, and other statements containing the words "believes," "anticipates," "plans," "estimates," "expects," "intends," "may" and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: the impact of the COVID-19 pandemic on our business, operations and results; our ability to finance our operations and business plan; the ability of our technology and products to achieve "net zero" emissions; the success of our sales and production efforts in support of the commercialization of our products; our growth plans and strategies, including the planned expansion of our facilities; our technologies; the sizes of markets for our products; the benefits and characteristics of our products; our ability to obtain and maintain certifications related to our products; memoranda of understanding, discussions and negotiations relating to potential projects or contracts; our ability to obtain regulatory approvals for our products; our ability to become profitable; laws and regulations supporting or providing economic advantages to low-carbon products; the potential that adverse changes could be made to laws and regulations supporting or providing economic advantages to low-carbon products; and other factors discussed in the "Risk Factors" of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in other filings that we periodically make with the SEC. In addition, the forward-looking statements included in this investor presentation represent our views as of the date of this investor presentation. Important factors could cause our actual results to differ materially from those indicated or implied by forward-looking statements, and as such we anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this presentation.

The Company has filed a registration statement, including a prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus contained in that registration statement, and the other documents the Company has filed with the SEC, for more complete information about the Company and the offering. You may request a prospectus by calling toll-free at 1-877-635-1800. Alternatively, you may also access the prospectus for free on the SEC website at www.sec.gov.

OVERVIEW OF GEVO

PRODUCTS, PRODUCTION TECHNOLOGY PROVEN, NOW MARKET TRACTION HAS BEGUN

Business Overview

- Headquarters: Englewood, CO
- Founded: 2005
- Markets Served: Renewable Premium Gasoline, Renewable Jet Fuel, Renewable Diesel (future intent), Specialty Oxygenate Blendstocks
- Proprietary technology position (patents and know-how) covering isobutanol hydrocarbon fuels and chemicals technologies
- Technologies proven to work
- Produces: Jet Fuel, Isooctane, Feed, Corn Oil, IBA
- Employees: ~26 (20 in Colorado, 6 in Minnesota) + 20 Contractors

Facilities Overview

- Corporate Headquarters (Englewood, CO) – Offices and Labs
- Alcohol Production Facility (Luverne, MN)† – Capacity to produce 1.5 MGPY IBA. Production proven in full scale fermenter system
- Jet and Isooctane Biorefinery (Silsbee, TX)†† – 100 KGPY of capacity. Operating since 2011, producing jet and isooctane for gasoline



Luverne, MN Facility



Silsbee, TX Facility

Market Traction

	+$600 million take-or-pay offtake (signed)	+$1.5 billion take-or-pay offtake (negotiating)	Other Off-Takes*
Gasoline	Haltermann Carless	Global Company A	City of Seattle
Jet Fuel	DELTA, SAS, TOTAL	Global Company B	AVFUEL, NETJETS, TITAN, BOMBARDIER

Customers, Partners, and Agreements

BCD, CALTEX, bp, U.S. Air Force, U.S. Army, Cessna, CIRRUS AIRCRAFT, praj, EMBRAER, DASSAULT, Lufthansa, Gulf, World Fuel, Gulfstream, virgin australia, FedEx, KINDER MORGAN, UNITED, PIAGGIO, ATLAS AIR, JACKSONOIL, 66, IBAC, KOREAN AIR, air bp, VNAA, NATA, VIVA, CATHAY PACIFIC, ETIHAD AIRWAYS, JAL, ASTC, BRISBANE AIRPORT, Queensland Government

AN ADVANCED GENERATION OF LOW CARBON DROP-IN TRANSPORTATION FUEL

Raw Materials


Now
Enabled

Most carbohydrate-based raw material can work

>955 BGPY Global Market

Jet Fuel



Renewable Premium Gasoline (Isooctane)*



Oxygenated Blendstocks for Gasoline (Isobutanol)



Diesel (Future Intent)



- Production technologies work
- Products work
- Markets are developing
- We are selling products
- We still need to achieve economies of scale
- Targeting customers who pay a premium for the value add we bring

Sources: EIA, IEA and Nexant, US DOT FHWA
*Certain regulatory approvals required in some jurisdictions.

WE ARE GOING AFTER THE "WHOLE GALLON" WITH AN ULTRA-LOW CARBON SCORE…

Paradigm Shift



FOSSIL BASED

1ST GENERATION BIO-BASED

GEVO - 2ND GENERATION BIO-BASED GEVO

- Production is proven
- Works with all types of engines
- Works with all ages of vehicles
- Compatible with fuel infrastructure (tanks and pipelines)
- Easy to adopt*

Potential to replace all the fossil hydrocarbons in a gallon with renewable hydrocarbons

*Certain regulatory approvals required in some jurisdictions.

WITH A COMPELLING CIRCULAR, EARTH-FRIENDLY BUSINESS

GEVO'S BUSINESS SYSTEM, FROM RAW MATERIALS TO RENEWABLE FUELS, EXEMPLIFIES THE CIRCULAR ECONOMY IN ACTION


Products:
Renewable Premium Gasoline
Renewable Jet Fuel
Value to Gevo's Customers:
Clean, "Drop-In" Renewable fuels
Potential of 100% Reduction in Carbon Footprint
$ Monetizable Environmental Credits
CO_2
gevo
SUSTAINABLY GROWN RAW MATERIALS
SUSTAINABLE FERTILIZER
SEQUESTRATION
>2LBS of CO2 SEQUESTERED PER GALLON
BIOGAS
BIOGAS PLANT
MANURE
RENEWABLE FUEL PLANT
WIND POWER
DAIRY, BEEF, POULTRY & PIG TO FOOD
10LBS OF PROTEIN FEED PER GALLON OF HYDROCARBON FUEL
New Plant Equipment
Isobutanol GIFT Fermenters
New Hydrocarbon Plant or Repurpose Refinery Equipment (Isobutanol to Renewable Premium Gasoline and Jet Fuel)
Re-used Ethanol Plant Equipment
Beer Distillation Columns
Feedstock Handling and Processing
Utilities Infrastructure/Logistics
High Protein Animal Feed Production
Evaporation System


Driving the Life-cycle GHG's Emissions of Jet, Gasoline, and Diesel to Net Zero
100g/MJ CO2 Emissions
0g/MJ CO2 Emissions
Renewable Carbon Feedstock
Renewable Energy
Soil Carbon Capture has Potential to Drive to Negative Life-Cycle GHG Emissions

POTENTIAL FOR 100% REDUCTION IN GHG EMISSIONS[1]

100% OF AGRICULTURAL FEEDSTOCK NUTRITIONAL VALUE IS RETURNED TO THE FOODCHAIN

(1) Source: Sheehan, et al, 2017; Mueller, et al, 2019; Indigo reports that 10 – 15x more could be sequestered.

MEGA-TREND: STRUCTURALLY SUPPLY-SHORT, DEMAND-LONG, RENEWABLE FUELS MARKET

STRONG, UNMET DEMAND FOR LOW CARBON FUELS BY INDUSTRY, INVESTOR, CONSUMER AND REGULATORS EXPECTED TO CONTINUE

Record Levels of CO2 in the Atmosphere are Driving Concern...


Atmospheric CO2 at Mauna Loa Observatory
Scripps Institution of Oceanography
NOAA Global Monitoring Laboratory
PARTS PER MILLION
420
400
380
360
340
320
1960
1970
1980
1990
2000
2010
2020

May 2020:	417.07 ppm
May 2019:	414.65 ppm

Continued Global Consumption of Fuels[5] Means Even More CO2...

(quad BTU)


history
projections
30
25
20
15
10
5
0
2010
2020
2030
2040
2050
motor gasoline
distillate fuel (Diesel) oil
jet fuel
electricity
other

...And Increasing Demand for Low Carbon Fuels[2]

Biofuel Consumption Required (bgpy)


10 Year CAGR: 10%
37
66
90
25
12
40
21
5
51
30
9
2020E
2025E
2030E
Passenger Vehicles
Freight and Shipping
Aviation

Investors and Consumers are Pushing Towards Net-Zero Emissions

Selected Examples

amazon	*"Shipment Zero" is Amazon's vision to make all Amazon shipments net zero carbon, with 50% of all shipments net zero by 2030*	Total	*Total commits to be carbon neutral by 2050 and reduce carbon intensity of energy products by 60% by 2050*	UPS	*UPS commits to sourcing 40% of ground fuel from low carbon or alternative fuels by 2025; 25% of annual vehicle purchases by 2020 will be alternative fuel and advanced technology vehicles*
UNITED	*United Airlines became the first U.S. airline to publicly commit to reducing GHG emissions 50% by 2050 (September 2018)*	DELTA	*Delta is committing $1 billion over the next 10 years in bid to be 1st global airline to be carbon neutral by 2030*	KLM	*KLM's "CO2ZERO" offers clean energy investments tied to passenger rates; KLM also has a goal to reduce CO2 per passenger by 20% by 2020; and a further reduction of 15% by 2030 (vs. 2005)*
ConocoPhillips	*ConocoPhillips has a long-term target to reduce GHG emissions intensity from 5 to 15% by 2030 (vs. 2017)*	Shell	*Shell executive pay tied to short-term carbon emissions targets in 2020*	bp	*BP sets ambition for net zero by 2050, fundamentally changing organization to deliver; includes a 50% cut in the carbon intensity of products BP sells by 2050 or sooner; carbon pricing advocacy*

(1) Source: United Nations (June 2019).
(2) Source: IEA International Energy Outlook. Sustainable Development Scenario (SDS) outlines path to global net zero emissions by 2070, targets limiting global temperature rise to 1.65°C and global CO2 emissions falling to less than 10bn tons by 2050.
(3) Source: FactSet.
(4) Based on signatories to the Principles for Responsible Investment as of June 2019.
(5) Source: EIA 2020 Annual Outlook.

gevo

BUSINESS MODEL: TECHNOLOGY PROVIDER, PROJECT DEVELOPER, OPERATOR

BUILD PLANTS VIA PROJECT FINANCE, COLLECT ROYALTIES, COLLECT FEES, RECEIVE EQUITY

Gevo, Inc. Role:

- Establish Off-Take Contracts
- Quality and Sustainability Compliance for Licensees
- Technology Optimization
- Develop Projects to Fulfill Demand
- License Technology

Capital Light Financing Model—Off Balance Sheet

Gevo is Leading the Project Development for the First Group of Plants

- ~70MGPY of capacity is in development to meet contracted renewable fuels demand:
  - Existing Luverne Facility (13mmgpy)
  - Seeking Two US ethanol facility acquisition and retrofits (~30mmgpy each)
    - Four attractive potential US expansion sites identified; counterparties engaged
- **CitiGroup** is working with Gevo to secure the debt and equity for the projects

Licensing Opportunities in Development

- EU: Three opportunities under discussion
- Asia: Praj network with India Airforce as the customer
- South America: Sugar cane/Molasses
- NA: Two opportunities under discussion



Making Money
Gevo, Inc.
Technology Royalty
Marketing Fees
Project Development Fees
O&M and Asset Mgmt Fees
Retained equity interest
Sustainability Tracking Fees
Initial Investment Opportunity
(~$200mm Equity)
Luverne Expansion
Plant #2
Plant #3
US Opportunities Beyond Initial US Expansions
Plant #4
Plant #6
Plant #5
Plant #7
Extremely Deep Market
4 International Expansion/Licensing Opportunities In Process[1]
Australia
Brazil
Europe
India
$
$
$

(1) In discussions with counterparties.

WHY WE HAVE A LARGE OPPORTUNITY…



1. **Long-Term, Take-or-Pay Contracts, with Quality Customers, that Support Project Financings:** Over ~$600 million[1] in renewable fuels take-or-pay contracts in place and an additional ~$1.5 billion in advanced stages of negotiation with high quality customers
2. **Proven, Scalable Model Poised for Growth:** Proven production and use of Gevo's "drop-in" renewable fuels in vehicles and commercial aircraft can be expanded efficiently by leveraging existing, underutilized ethanol production infrastructure
3. **Attractive Project Level Cash Flows and IRRs:** High production margins and monetizable environmental benefits expected to result in compelling project economics attractive to project investors
4. **Positioned for Long-Term Success:** Addressing a Mega-Trend. Gevo has a patented technology in a structurally supply short, demand long low-carbon fuels market – particularly renewable premium gasoline and jet fuel
5. **Strong Management Team with Established Track Record:** Experienced management and technical team, with impressive track records in leadership positions within the renewable energy sector

(1) The estimate is based on certain assumptions in the contracts, including the value of certain environmental credits and the sales price of the fuel. This estimate represents the revenue over the entire term of the contracts.

1. LONG-TERM, TAKE-OR-PAY CONTRACTS

WE BELIEVE THE WILLINGNESS OF OUR HIGH-QUALITY, GROWING, CUSTOMER BASE TO ENTER INTO LONG-TERM, TAKE-OR-PAY CONTRACTS ARE A KEY VALIDATION OF OUR PRODUCTS AND OUR BUSINESS MODEL

Attractive Contract Portfolio...

- **Large, Growing Portfolio:** Over $600 million in renewable fuels take-or-pay contracts in place and an additional ~$1.5 billion in advanced stages of negotiation with high quality customers
- **Long-Term:** The vast majority of our contracts have 6 – 10-year terms and do not require us to provide fuels in the near-term
- **Take-or-Pay:** ~15mmgpy currently secured by take-or-pay obligations with an additional ~37mmgpy in advanced stages of negotiation
- **Fixed Fee:** Significant portion of our contracts include fixed fees for our products

	+$600 million take-or-pay offtake (signed)	+$1.5 billion take-or-pay offtake (negotiating)	Other Off-Takes
Gasoline	Haltermann Carless	Global Company A	City of Seattle
Jet Fuel	DELTA, SAS, TOTAL	Global Company B	TITAN, NETJET, BOMBARDIER

...With Substantial Runway for Future Growth


World-Wide Transportation Fuels ~955BGPY (1)
~$2.1B Contract Value (supporting 73mmgpy for initial plants' capacity) is Gevo's starting point(3)
Equates to 0.0076% of the 955BGPY World-Wide Transportation Fuels Market
Equates to 0.08% of the 90BGPY Low Carbon Fuel Demand projected in 2030
2030E Low Carbon Fuel Demand 90BGPY (2)

(1) EIA, IEA and Nexant, US DOT FHWA, includes motor fuel, distillates, jet fuel, av gas, and kerosene based on 2017 data.
(2) Source: IEA International Energy Outlook, Sustainable Development Scenario (SDS) outlines path to global net zero emissions by 2070, targets limiting global temperature rise to 1.65°C and global CO2 emissions falling to less than 10bn tons by 2050.
(3) Assumes completion of +$1.5 billion of off-take agreements currently under negotiations.

2. PROVEN, SCALABLE MODEL POISED FOR GROWTH…

PROVEN PRODUCTION AND USE OF GEVO'S "DROP-IN" RENEWABLE FUELS IN VEHICLES AND COMMERCIAL AIRCRAFT CAN BE EXPANDED EFFICIENTLY BY REPURPOSING EXISTING, UNDERUTILIZED ETHANOL PRODUCTION INFRASTRUCTURE

✓ Abundant Feedstock and Under-Utilized Fermenting Infrastructure



- Installed Ethanol Plant
- New Construction[1]

Snapshot[2]

204	Ethanol plants in U.S.
16	Billion gallons per year of capacity
58	Plants idled since March 2020
71	Plants running below capacity
20	Plants closed or idled in 2019

✓ Growing Product Demand

Continuing Gasoline & Jet Fuel Demand[3]…



3%
3%
5%
12%
54%
23%
Gasoline
Distillates
Jet Fuel
Biofuels
Natural Gas
Other

…Yet Increasing Renewable Fuels Required[4]



(biofuel consumption bgpy)
24
7
17
37
12
25
66
21
40
90
9
30
51
2012
2020E
2025E
2030E
Passenger Vehicles
Freight and Shipping
Aviation

✓ Clean, "Drop-In" Renewable Fuels

- Production is proven
- Works with all types of engines
- Works with all ages of vehicles
- Compatible with fuel infrastructure (tanks and pipelines)
- Easy to adopt
- Premium gasoline works better with higher compression engines
- The term "drop-in" is used as shorthand but the products are actual gasoline and jet fuel products

(1) Source: Renewable Fuels Association Annual Outlook (2020).
(2) Source: Renewable Fuels Association (April 2020). 2019 ethanol production of 16 billion gallons per year is second highest amount of ethanol production on record, after 2018.
(3) Reflects total transport fuels demand. Source: EIA. Based on 2018 energy content. Gasoline includes motor gasoline and aviation gas, excludes ethanol. Other includes residual fuel oil, lubricants, hydrocarbon gas liquids (mostly propane) and electricity.
(4) Source: IEA 2020 World Energy Outlook. Sustainable Development Scenario (SDS) outlines path to global net zero emissions by 2070, targets limiting global temperature rise to 1.65°C and global CO_2 emissions falling to less than 10bn tons by 2050.

gevo

3. ATTRACTIVE PRO FORMA CASH FLOWS AND IRRS EXPECTED TO DRIVE PROJECT LEVEL INVESTMENT

PRO FORMA MARGINS ARE ATTRACTIVE, PROJECTS DIRECTLY ADDRESS SUSTAINABILITY

- ✓ **Substantial Take-or-Pay Contracts in Place**
- ✓ **High Gross Pro Forma Production Margins**
- ✓ **Attractive, Repeatable Pro Forma Free Cash Flow and Returns**
- ✓ **Addresses Investor Sustainability Mandates**
- ✓ **Protected by a large IP portfolio**

Facility	Luverne, MN	U.S. Plant #2	U.S. Plant #3
Pro Forma Unlevered IRR (%)[1]	16%	15%	17%

(1) Unlevered pre-tax IRR based on 30 year projection period.

gevo

4. POSITIONED FOR LONG-TERM SUCCESS

UNIQUE PRODUCTS AND BUSINESS MODEL BASED ON PATENTED TECHNOLOGY IN A STRUCTURALLY SHORT SUPPLY, HIGH DEMAND LONG LOW-CARBON FUELS MARKET – PARTICULARLY RENEWABLE PREMIUM GASOLINE AND JET FUEL

Market fundamentals have led to strong momentum in demand for renewable fuels

- Reliable carbon reduction policies
  - CA LCFS
  - EU REDII
- Corporate commitments to reduce GHG's

amazon, Total, Coca-Cola, Walmart, bp, UNITED, DELTA, BMW, American Airlines, Google, ConocoPhillips, Shell, UPS, John Deere, Alaska

- COVID-19 Green Recovery

IEA's green recovery plan backed by governments and investor groups - Financial Times (June 18, 2020)

- Mandates are currently in place in 64 countries and growing[1]

This demand is supported by fundamentals expected to continue…

- The number and magnitude of carbon commitments on the backdrop of increasingly visible climate change has resulted in a "tipping point"



Pre-Climate Change Atmospheric CO2 : 300ppm(2)
$112
$94
$87
$87
$128
$173
$186
$194
$201
415
410
405
400
1H16
2H16
1H17
2H17
1H18
2H18
1H19
2H19
1H20
2016
2017
2018
2019
2020(3)
Top 5 Warmest Year on Record
Value of Low Carbon Fuel Standard (LCFS) Credits ($ / MT)
Atmospheric CO2 (ppm)
Major Climate Agreements and Commitments

… Leading to growing, take-or-pay contracted demand for Gevo fuels

6	Contracts announced since August 2019 of ~$600mm in value
+2	Contracts in advanced discussions of ~$1.5bn in value
+24	Customers contracted or in discussions

Source: NOAA Global Climate Report, California Air Resource Board (CARB), CO_2 Earth, company press releases.
Source: Public Information and Forbes Magazine, "companies committed to reducing carbon footprints"
(1) Source: Biofuel Digest –Biofuel Mandate Annual Listing
(2) Highest previous concentration of atmospheric CO_2 for the past 800,000 years prior to the pre-industrial era.
(3) NOAA projections from January and February data indicate 2020 has a 99% chance of being a top 5 warmest year with a 95% confidence interval. Based on global temperature record since 1880.

gevo

5. EXPERIENCED MANAGEMENT TEAM

MORE THAN 100 YEARS OF COMBINED SECTOR EXPERIENCE



Dr. Patrick Gruber
Chief Executive Officer

- Chief Executive Officer and director of Gevo since 2007
- Prior to Gevo, served as President and Chief Executive Officer of Outlast Technologies, led the development and commercialization of PLA at Cargill and co-founded Cargill Dow LLC and NatureWorks where he served as VP - Technology & Operations, and Chief Technology Officer
- Has served on several boards and was awarded the University of Minnesota Outstanding Achievement Award in 2011 and the first George Washington Carver Award in 2008
- Bachelor of Science degrees in Chemistry and Biology from University of St. Thomas, MBA from University of Minnesota – Carlson School of Management and PHD in Chemistry from University of Minnesota



Dr. Chris Ryan
Chief Technology Officer
Chief Operating Officer

- President, Chief Technology Officer and Chief Operating Officer of Gevo since 2011, after serving as Executive Vice President, Business Development starting in 2009
- Prior to Gevo, was key developer for PLA and advanced lactic acid fermentation technology, having been a leader at Cargill Dow LLC, and then co-founded NatureWorks, where he served as Chief Operating Officer and Chief Technology Officer
- Over 30 years of experience in strategic leadership, business development and research & product development in bio-based materials
- Bachelor of Science degree in Chemistry from Gustavus Adolphus College, a Master's in Chemistry from U of MN Carlson School of Business and PHD in Chemistry from University of Minnesota



Lynn Smull
Chief Financial Officer

- Chief Financial Officer of Gevo since December 2019
- Prior to Gevo, served as Chief Financial Officer of One Energy Enterprises, President of WElink Energy and Head of Foresight Group US
- Over 30 years of experience in capital raising, investing, lending, project finance, and M&A while working for firms such as Bechtel, Salomon Brothers, Bank of America, Calpine and Table Rock Capital
- Bachelor of Science degrees in political science and finance from University of Illinois at Urbana-Champaign and MBA from The University of Chicago – Booth School of Business



Tim Cesarek
Chief Commercial Officer

- Chief Commercial Officer of Gevo since March 2018
- Prior to Gevo, served as Senior Vice President, Global Business Development of Enerkem, Managing Director in the Organic Growth Group & Organic Recycling business at Waste Management and President of Koch Genesis Company
- Over 30 years of experience in business development and private equity with over 15 of those years in renewable fuels, chemicals and energy
- Bachelor of Science degree in Biomedical Engineering from Milwaukee School of Engineering and MBA from Pepperdine University – The George L. Graziadio School of Business & Management

APPENDIX



OTHER RELEVANT INFORMATION

- Cash
  - $6.6 Million (6/26/2020)
- Debt
  - 2020/21 Notes (Whitebox): $14.4 million principal (6/26/2020)
- Common Shares
  - ≈ 15.5 million (6/26/2020)
- Warrants
  - 50,812 Warrants outstanding @ weighted avg of $164/share (6/26/2020)
- Management and Insider Holdings
  - 9.2% of outstanding common stock (6/26/2020)

RARE GROWTH OPPORTUNITY OVER A DECADE IN THE MAKING

TECHNOLOGY PHASE

2008

2008: Gevo Begins Strategic Focus on Yeast and Hydrocarbons

2010: Acquired Luverne, MN Facility to Scale up Fermentation

February 2011: Gevo IPO

December 2011: Begins Producing Renewable Gasoline and Jet Fuel in Silsbee, TX

June 2012: Successful Scaled Up Commercial IBA Fermentation(1) Process

June 2014: First Successful Demonstration of Side by Side Commercial Scale Production of Ethanol and Isobutanol

December 2014: U.S. Navy Flies Supersonic Jet with Gevo Fuel

March 2015: Gevo's Sells Renewable Jet Fuel to NASA

June 2015: First-Ever Flight With Jet Fuel Made From Wood Waste, Flown by Alaska Airlines

July 2015: First Pump Sales of Isobutanol Blended Gasoline

March 2016: Gevo's Renewable Jet Fuel Meets Approved ASTM Standard

MARKET DEVELOPMENT PHASE

October 2016: Begins Routine Sales of Renewable Jet Fuel

May 2017: Gevo Begins Commercial Supply of Renewable Gasoline

October 2017: Gevo Supplies Virgin Australia at Brisbane Airport

November 2017: Achieved 700,000 gallons of Isobutanol Production in Commercial Scale Fermenters over 3,300 hours

June 2018: Enters into Off-Take Agreement with AvFuel for Business Aviation

February 2019: Enters into a Long-Term, Take-or-Pay Contract with HCS Group for Renewable Premium Gasoline

June 2019: Virgin Australia Completes 1 Million km on Gevo Jet Fuel

July 2019: Receives ISCC+ Global Sustainability Certification

August 2019: Enters into Take-or-Pay Supply Agreement with Air TOTAL International for Jet Fuel

September 2019: Development of Low-Carbon, Zero Particulate Renewable Diesel

November 2019: Gevo Supplies Renewable Gasoline to the City of Seattle

November 2019: Enters into Take-or-Pay Supply Agreement with Scandinavian Airlines Systems (SAS) for Renewable Jet Fuel

December 2019: Enters into Take-or-Pay Agreement with Delta for 10mmgpy of Renewable Jet Fuel

December 2019: Bombardier Begins purchasing Gevo Fuel for New Aircraft Deliveries In Canada

February 2020: Receives Certification From Roundtable on Sustainable Biomaterials (RSB)

March 2020: Signs Agreement with VIVA Energy to Develop Renewable Production In Australia

April 2020: Completes 50,000 Hours of Renewable Fuels Production

2020

TODAY: GROWTH PHASE

(1) Gevo Integrated Fermentation Technology (GIFT) is an integrated technology platform for the efficient production and separation of Isobutanol.

COVID-19: CARBON VALUE STAYED STRONG, SUSTAINABILITY EVEN MORE IMPORTANT

… Demand for Low-Carbon Fuels and ESG Remains Strong

Implied LCFS Credits for Selected Fuels ($/gal)[1]



Biodiesel and Renewable Diesel
Ethanol and other Fuels
$1.80
$1.75
$1.50
$1.44
$1.53
$0.95
$0.92
$0.95
$0.92
$0.98
$1.27
$0.66
$0.30
$0.26
21
21
33
34
34
54
55
55
56
30
44
50
73
83
101
100
UCO RD
UCO Biodiesel
ICO RD
Animal Fat Biodiesel
ICO Biodiesel
Soy Biodiesel
Canola Biodiesel
Soy RD
Canola RD
Cellulosic Ethanol
Landfill CNG (DGE)
Cane Ethanol
Corn Ethanol
Fossil CNG (DGE)
CARBOB
ULSD
Certified Carbon Intensity Score (gCO2e/MJ)
Credit Price ($/gal)

California LCFS Credit Price ($/MT)[2]



$193
$198
$202
$185
5/1/2020
Last Week's Average
2020 YTD Average
One Year Ago

Historical Trading (Since Program Inception)[2]



Price ($/MT)
Thousand MT
$250
$200
$150
$100
$50
$0
600
500
400
300
200
100
0
$193
Feb-17
Nov-17
Sep-18
Jul-19
May-20
Volume
Price

Source: CARB Data.
(1) CI scores shown are illustrative for selected fuel types and feed stocks. Actual CI scores depend on various factors including transport, co-locating, etc. Based on registration averages by category.
(2) Based on weekly volume weighted prices as of 5/1/2020.

…Recent Headlines Puts a New Focus on the Importance of Sustainability

- **The new normal in sustainable investing post-COVID-19**
  – GreenBiz
- **Boosting ESG Finance for the Post-Covid-19 World**
  – Columbia University Energy Policy
- **Covid-19 Gives Sustainability a Dress Rehearsal**
  – Bain & Company
- **Addressing climate change in a post-pandemic world**
  – McKinsey & Company
- **Covid-19 Is Accelerating ESG Investing And Corporate Sustainability Practices**
  – Forbes
- **ESG stocks did best in COVID-19 slump - Climate and sustainable investments outperformed as pandemic struck**
  - HSBC

THE GROWTH PHASE: WHY IS NOW THE RIGHT TIME?

WHILE COVID-19 HAS DETRIMENTALLY IMPACTED MANY LIVES AND BUSINESSES, THE LONG-TERM NEED FOR LOW CARBON FUELS REMAINS

Why is Now the Right Time?

- Many are calling for renewed focus on climate change in COVID19 recovery
- The timeline to first production from the expansions is 2H 2023, well beyond the expected COVID-19 recovery in economic growth and demand (2021)
- Our conversations with existing and potential customers continue to be highly supportive even at the peak of the pandemic
  - Recognition by industry players that long-term ESG trends are not going away
  - Continued need of our customers to secure scarce marginal gallons of low-carbon fuel
- The current environment creates additional potential opportunities to acquire underutilized / distressed infrastructure for our projects

Gevo Business Update

- The COVID-19 pandemic did not have a material adverse impact on Gevo's financial results for 1Q 2020
- However, given the ongoing situation, Gevo permanently suspended ethanol production at the Luverne facility, saving several million dollars during 2020
- In addition, Gevo reduced its workforce and temporarily reduced executive cash compensation

U.S. GDP Forecasted Recovery[1]

(%)



1.0%
(7.3%)
(2.9%)
(1.2%)
1Q20 2Q20 3Q20 4Q20 1Q21 2Q21 3Q21 4Q21 1Q22 2Q22 3Q22 4Q22 1Q23 2Q23 3Q23 4Q23

Global Fuels Continuing Demand[2]

(mbpd)



100,000
50,000
0
1Q20 2Q20 3Q20 4Q20 1Q21 2Q21 3Q21 4Q21 1Q22 2Q22 3Q22 4Q22 1Q23 2Q23 3Q23 4Q23
Road Fuels
Jet Fuels
Other Fuels
Pre-COVID-19

- ✓ Site Selection
- ✓ Capital Commitments
- ✓ Growing Contract Portfolio
- ✓ Growing ESG Concerns
- ✓ Development Spending
- ✓ Urgent Low Carbon Need
- ✓ Fuels Production
- ✓ Contracted Demand

Note: Grey bars represent forecasts beyond 2021 extrapolated to 2023 for illustrative purposes.
(1) Source: Citi Macro
(2) Source: Rystad Energy

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